Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) dated as of December 22, 2009, is between BANK OF AMERICA, N.A., a national banking association (the “Bank”), and NAUTILUS, INC., a Washington corporation (the “Borrower”).

1. THE LETTER OF CREDIT FACILITY

1.1. Letters of Credit.

(a) At the request of the Borrower, between the date of this Agreement and December 31, 2010 (the “Expiration Date”), the Bank will issue standby letters of credit with a maximum maturity not to extend more than 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b) The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number	Amount (as of 12/16/09)

3091005	$200,000.00

3098014	CHF 130,000.00

3069877	$519,522.51

3069876	$1,700,000.00

3098150	$1,500,000.00

3097427	EUR 250,000.00

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

1.2. Amount. The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit), hereafter referred to as the “Letter of Credit Exposure,” may not exceed $6,000,000. This Letter of Credit Facility is subject to a collateral margin provision as follows: The Borrower must maintain cash collateral pursuant to Article 3 below equal to at least 105% of the sum of Letter of Credit Exposure plus the Ancillary Credit Exposure, as defined below. If the cash collateral is at any time less than 105% of the Letter of Credit Exposure plus the Ancillary Credit Exposure, the Borrower promptly upon demand by the Bank must deposit into the collateral account described in Article 3 below additional cash to at least meet the 105% requirement, and failure to do so shall be an event of default under this Agreement. Further, if issuing a new letter of credit will cause the cash collateral to be less than 105% of the sum of Letter of Credit Exposure plus the Ancillary Credit Exposure, the Bank may refuse to issue such letter of credit unless the Borrower deposits additional cash in the amount required to cause the cash collateral to at least meet the 105% requirement (after giving effect to such new letter of credit) prior to the date such letter of credit is to be issued. “Ancillary Credit Exposure” means the purchase card credit limit of $125,000, plus automated clearing house exposure of $150,000.

1.3. Other Terms. The Borrower agrees:

(a) If there is a default continuing under this Agreement, upon the Bank’s request therefor, to immediately prepay and make the Bank whole for any outstanding letters of credit,

which prepayment may be made by permitting the Bank to debit the cash collateral account referred to in Article 3.

(b) The issuance of any letter of credit and any amendment to a letter of credit is subject to laws, regulations or orders governing the Bank must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

(c) To sign the Bank’s form Application and Agreement for Standby Letter of Credit.

(d) To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(e) To pay the Bank a non-refundable fee equal to 2.00% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2. FEES AND EXPENSES

2.1. Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

2.2. Expenses. The Borrower agrees to immediately repay the Bank for reasonable out-of-pocket expenses that include, but are not limited to, filing, recording and search fees, and documentation fees.

2.3. Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable out-of-pocket attorneys’ fees.

3. COLLATERAL

The Borrower’s obligations to the Bank under this Agreement will be secured by one or more Bank of America deposit accounts (together, the “Cash Collateral Account”) in an aggregate amount not less than 105% of the sum of the Letter of Credit Exposure plus the Ancillary Credit Exposure. The collateral is further defined in a security agreement executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank, including but not limited to all obligations of the Borrower to the Bank of every kind, whether direct or contingent, and whether arising out of loans, deposit services, treasury management services, credit card services, derivative transactions, and all other services and products provided to the Borrower by the Bank or its affiliates, and all fees, costs, expenses, and indemnifications due to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

4. DISBURSEMENTS, PAYMENTS AND COSTS

4.1. Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.2. Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located. All payments and disbursements that would be due on a day that is not a banking day will be due on the next banking day. All payments received on a day that is not a banking day will be applied to the Letter of Credit Facility on the next banking day.

4.3. Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed. Installments of principal that are not paid when due under this Agreement shall continue to bear interest until paid.

4.4. Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs that are not paid when due, will at the option of the Bank bear interest at a variable rate equal to the Prime Rate plus 2.0 percentage points per annum. This may result in compounding of interest. This will not constitute a waiver of any default. “Prime Rate” means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

5. CONDITIONS

The Bank must receive the following items, in form and content reasonably acceptable to the Bank, or waive receipt thereof, before it is required to extend any credit to the Borrower under this Agreement:

5.1. Conditions to First Extension of Credit. Before the first extension of credit:

(a) Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

(c) Security Agreement. Signed security agreement covering the collateral that the Bank requires.

(d) Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank in the Cash Collateral Account are valid, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability), and prior to all others’ rights and interests.

(e) Payment of Fees. Payment of all accrued and unpaid invoiced expenses incurred by the Bank as required by Section 2.2 or 2.3.

5.2. Conditions to Subsequent Advances. Before each subsequent extension of credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower in this Agreement and any other loan documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct in all material respects, except to the extent that such representations and warranties expressly relate to an earlier date.

(b) No Material Adverse Change. Subsequent to the date of the Borrower’s most recent annual financial statements delivered to the Bank, the Borrower has not incurred any liabilities or obligations, direct or contingent that are prohibited by this Agreement, and there has not been any material adverse change in the financial condition of the Borrower.

(c) Compliance. No event of default or other event that, upon notice or lapse of time or both would constitute an event of default under this Agreement, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made.

6. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, the Borrower makes the following representations and warranties. Each request for issuance of a letter of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1. Formation. The Borrower is duly formed and existing under the laws of the state where organized.

6.2. Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3. Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability) against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability).

6.4. Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except to the extent failure to maintain such licensing, good standing or compliance is not reasonably likely to result in a material adverse effect on the Borrower’s financial condition.

6.5. No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound, except to the extent any such conflict is not reasonably likely to result in a material adverse effect on the Borrower’s financial condition.

6.6. Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to fairly present in all material respects the Borrower’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

6.7. Lawsuits. As of the date hereof, there is no lawsuit, tax claim or other dispute pending or threatened against the Borrower that, if lost, would materially impair the Borrower’s financial condition or ability to repay the Letter of Credit Facility, except as have been disclosed in writing to the Bank.

6.8. Collateral. The Cash Collateral Account is owned by the Borrower free of any title defects or any liens or interests of others, except those that have been approved by the Bank in writing.

6.9. Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except to the extent failure to possess all such permits is not reasonably likely to result in a material adverse effect.

6.10. Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank, except to the extent failure to possess all such permits is not reasonably likely to result in a material adverse effect.

6.11. Tax Matters. As of the date hereof, the Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all material taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12. No Event of Default. There is no event that is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13. Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 7.6 of this Agreement.

6.14. Employee Benefit Plan. The Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder. The Borrower has not engaged in any acts or omissions that would make the Borrower materially liable to any Plan, to any of its participants, or to the Internal Revenue Service, under ERISA. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

6.15. UCC Information. The Borrower was originally formed under the laws of the State of Washington, and remains a Washington corporation. The Borrower’s “organizational identification number” for purposes of the UCC is 601414569. The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

7. COVENANTS

The Borrower agrees, until no letters of credit remain outstanding and all Letter of Credit Exposure, Ancillary Credit Exposure and other amounts owing to the Bank have been repaid in full:

7.1. Use of Proceeds. To use the letters of credit issued under the Letter of Credit Facility to support insurance needs, to support value-added tax obligations overseas, to support the Borrower’s shipping arrangement with United Parcel Service, to support credit card processing liabilities, to support a risk sharing arrangement with its consumer finance provider, and for other business purposes.

7.2. Financial Information. To provide as soon as required to be filed, all 10Ks, 10Qs, 8Ks, annual reports, quarterly reports, and other filings or submittals made to shareholders or to the Securities and Exchange Commission, and such additional information as requested by the Bank from time to time. Posting of such filings on the Securities and Exchange Commission website shall constitute delivery of such filings in compliance with this Section 7.2. If at any time the Borrower is no longer a publicly held company, the Borrower shall provide to the Bank the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

7.3. Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.4. Negative Covenants. Not to, without the Bank’s written consent:

(a) Liquidate or dissolve all or substantially all of the Borrower’s business.

(b) Voluntarily suspend its business.

7.5. Notices to Bank. To promptly notify the Bank in writing of:

(a) Any lawsuit over $250,000 against the Borrower.

(b) Any substantial dispute between any governmental authority and the Borrower.

(c) Any event of default under this Agreement, or any event that, with notice or lapse of time or both, would constitute an event of default.

(d) Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Letter of Credit Facility.

(e) Any change in the Borrower’s legal name, legal structure, state of registration, or chief executive office if the Borrower has more than one place of business.

7.6. Insurance. To maintain insurance that is usual for the Borrower’s business.

7.7. Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business.

7.8. ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.9. Books and Records. To maintain adequate books and records.

7.10. Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.11. Perfection of Liens. To help the Bank perfect and protect its security interest in the Cash Collateral Account, and reimburse it for related costs it incurs to protect its security interests.

7.12. Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under Section 8.5, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1. Failure to Pay. The Borrower fails to make a payment under this Agreement when due and such failure continues unremedied for five (5) business days.

8.2. Other Bank Agreements. The Borrower or any of the Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform material any obligation under any other agreement the Borrower or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

8.3. Cross-default. Any default occurs under any material agreement in connection with any credit the Borrower or any of the Borrower’s related entities or affiliates has obtained from anyone else or that the Borrower or any of the Borrower’s related entities or affiliates has guaranteed.

8.4. False Information. The Borrower has given the Bank materially false or misleading information or representations.

8.5. Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, and the case of bankruptcy is filed against the Borrower and such case is not dismissed within sixty (60) days of the filing of such petition, or the Borrower makes a general assignment for the benefit of creditors; provided that the Bank shall not be obligated to issue new letters of credit or extend or amend existing letters of credit until any such bankruptcy case is dismissed.

8.6. Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated.

8.7. Lien Priority. The Bank fails to have an enforceable first lien on or security interest in any property given as security for this Agreement.

8.8. Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $250,000 or more in excess of any insurance coverage.

8.9. Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Letter of Credit Facility.

8.10. Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay the Letter of Credit Facility.

8.11. Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement and such default is not timely cured pursuant to the terms of such document, or any such document is no longer in effect.

8.12. ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) that, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.13. Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article, and such failure continues unremedied for thirty (30) days; provided that the Bank shall not be obligated to issue new letters of credit or extend or amend existing letters of credit until any such default is cured.

9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1. GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Washington. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law. The Borrower irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Washington in any action brought under this Agreement or any related loan document, and any action based upon the transactions encompassed by this Agreement, whether or not based in contract. Venue of any such action shall be laid in King County, Washington, unless some other venue is required for the Bank to fully realize upon the assets of the Borrower, or any collateral or guaranties.

9.3. Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign the Letter of Credit Facility, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the Letter of Credit Facility is assigned, the purchaser will have the right of set-off against the Borrower.

9.4. Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5. Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6. Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable out-of-pocket costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover out-of-pocket costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7. Set-Off.

(a) In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b) The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c) For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower that come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank.

9.8. One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning the Letter of Credit Facility;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning the Letter of Credit Facility; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.9. WASHINGTON NOTICE. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

9.10. Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent any such loss, liability, damage, judgment or cost is a result of bad faith, gross negligence, or willful misconduct of the Bank, its parent, any of its subsidiaries or any of their directors, officers, employees, agents, successors, attorneys, or assigns. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.11. Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.12. Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.13. Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

9.14. Termination of Agreement. All obligations of the Borrower under this Agreement shall remain in full force and effect until (a) the Bank has no further obligation to issue letters of credit under the Letter of Credit Facility, (b) (i) no letters of credit issued by the Bank for the account of the Borrower remain outstanding or (ii) each outstanding letter of credit issued by the Bank is backstopped by a letter of credit satisfactory to the Bank in its sole discretion and (c) all amounts payable to the Bank under this Agreement, including all interest, fees and indemnifications, have been paid in full; at which time all obligations of both the Bank and the Borrower under this Agreement shall terminate, and all security interests held by the Bank shall be deemed released.

9.15. Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank:		Borrower:

BANK OF AMERICA, N.A.		NAUTILUS, INC.

By	/S/ MICHAEL SNOOK	By	/S/ KENNETH FISH
	Michael Snook, Senior Vice President		Kenneth Fish, Chief Financial Officer

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:

Oregon Commercial Banking	16400 SE Nautilus Drive
121 SW Morrison St., Suite 1700	Vancouver, WA 98683
Portland, OR 97204	Attention: Kenneth Fish
Attention: Michael Snook	Telephone: (360) 859-5913
Telephone: (503) 795-6426	Telefacsimile: (360) 859-5913
Telefacsimile: (503) 795-6389

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.